EXHIBIT 99.1

1111 South Arroyo Parkway 7084 P.O. Box 7084 Pasadena, California 91105-7084 U.S.A. 1.626.578.3500 Fax 1.626.578.6916	Press Release

FOR IMMEDIATE RELEASE	July 16, 2003

For additional information contact: John W. Prosser, Jr. Senior Vice President, Finance and Administration 626.578.6803

Jacobs Engineering Group Inc. Reports Record Earnings

for the Third Quarter of Fiscal 2003

PASADENA, CALIF.—Jacobs Engineering Group Inc. (NYSE: JEC) today announced net earnings of $32.9 million, or $0.58 per diluted share, on revenues of $1.1 billion for the third quarter of fiscal 2003 ended June 30, 2003. This compares to net earnings of $27.9 million, or $0.50 per diluted share, on revenues of $1.2 billion for the third quarter of fiscal 2002.

For the nine months ended June 30, 2003, Jacobs reported net earnings of $94.5 million, or $1.68 per diluted share, on revenues of $3.6 billion. This compares to net earnings for the same period last year of $80.7 million, or $1.46 per diluted share, on revenues of $3.3 billion.

Commenting on the results for the third quarter of fiscal 2003, Jacobs CEO Noel G. Watson stated, “I am very pleased with the results of the third quarter of fiscal 2003. Our earnings per share reflects a 16% increase from the third quarter of 2002. Our sales efforts during the quarter were very successful and our prospects remain strong. We continue to execute our projects well, and we look forward to the balance of fiscal 2003.”

Jacobs also announced backlog at June 30, 2003 totaling $6.5 billion, including a technical professional services component of $3.3 billion. This compares to total backlog and technical professional services backlog of $6.6 billion and $3.0 billion, respectively, at June 30, 2002. Backlog at June 30, 2003 does not include the U.S. Army Corps of Engineers environmental remediation program for its New England District, valued at $240 million. Although the Company received notification of this award, it was subsequently notified that the award is being protested and, accordingly, deferred adding the contract to backlog until the protest has been resolved. Backlog at June 30, 2003 also reflects the removal of approximately $110 million of revenues relating to procurement activity, that will now be performed by clients.

Jacobs Engineering Group Inc.

JACOBS	Press Release
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Jacobs will host a conference call at 11:00 a.m. Eastern time on Thursday, July 17, 2003, which will be webcast live on the Internet on www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through July 24, 2003. The dial-in number for the audio replay is 719.457.0820 (reference code 407660).

Jacobs, with over 35,000 employees and revenues approaching $5.0 billion, provides technical, professional, and construction services globally.

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future. However, Jacobs’ actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Forward-Looking Statements” included in Management’s Discussion and Analysis filed as part of Exhibit 13 to the Company’s 2002 Annual Report on Form 10-K.

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Financial Highlights:

Results of Operations (in thousands, except per-share data)

	Three Months Ended June 30		Nine Months Ended June 30
	2003	2002	2003	2002
Revenues	$1,131,105	$1,169,122	$3,552,391	$3,343,919
Costs and Expenses:
Direct costs of contracts	(972,991)	(1,021,023)	(3,084,370)	(2,911,759)
Selling, general and administrative expenses	(107,564)	(104,551)	(322,114)	(305,250)

Operating Profit	50,550	43,548	145,907	126,910
Other Income (Expense):
Interest income	393	744	783	1,805
Interest expense	(557)	(1,714)	(2,565)	(5,802)
Miscellaneous income, net	168	377	1,229	1,196

Total other income (expense)	4	(593)	(553)	(2,801)

Earnings Before Taxes	50,554	42,955	145,354	124,109
Income Tax Expense	(17,694)	(15,035)	(50,874)	(43,439)

Net Earnings	$32,860	$27,920	$94,480	$80,670

Earnings Per Share:
Basic	$0.59	$0.51	$1.72	$1.49
Diluted	0.58	0.50	1.68	1.46

Weighted Average Shares Used to
Calculate Earnings Per Share:
Basic	55,334	54,334	55,013	54,019
Diluted	56,643	55,681	56,211	55,342

JACOBS	Press Release
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Other Operational Information (in thousands)

	Three Months Ended June 30		Nine Months Ended June 30
	2003	2002	2003	2002
Revenues by Major Component:
Technical professional services	539,285	556,764	1,606,518	1,613,433
Field services	591,820	612,358	1,945,873	1,730,486

Total	$1,131,105	$1,169,122	$3,552,391	$3,343,919

Depreciation Before Taxes	8,981	$9,165	$26,669	$25,952

Capital Expenditures	$5,107	$6,349	$20,792	$25,982

Selected Balance Sheet and Backlog Information (in thousands):

	At June 30,
	2003	2002
Balance Sheet Information:
Cash and cash equivalents	$109,979	$50,289
Net working capital	288,333	232,836
Total debt	34,543	118,122
Stockholders’ equity	811,149	682,437

Backlog Information:
Technical professional services	$3,257,400	$2,989,400
Field services	3,251,600	3,638,600

Total	$6,509,000	$6,628,000